Exhibit 10.10
November 14, 2005
Mr. Kent R. Stephenson
V. P. & General Counsel
Pioneer Americas LLC
700 Louisiana St. Suite 4300
Houston, Texas 77002
Dear Kent,
This Notice Letter confirms the terms of your termination of employment with Pioneer Americas LLC. As we have agreed, your resignation will be effective on January 31, 2006, unless you choose to select an earlier effective date. You will continue to serve in your current role of Vice President and General Counsel until the applicable effective date or, if earlier, on the date a replacement General Counsel is named.
Upon the completion of your active employment, you have agreed to make yourself available as a consultant to the Company for a six-month period. You will continue to be paid at your current salary level as compensation for your consulting services. Following the earlier of the end of such six-month period and the date upon which you are no longer available to provide consulting services to the Company, you will receive one year of severance pay at your current salary.
Payment for consulting services and severance pay will be paid in our normal payroll cycle. During the period during which you serve as a consultant and during your severance period, you will be eligible to participate in all Pioneer employee benefits except Long Term Disability, 401(k) Program, and the Defined Contribution Pension Plan. Participation in the Pioneer medical benefit plan during your both such periods will count toward your 36 months of eligible COBRA coverage. Other than as set forth herein, all other rights and benefits under Pioneer’s employee benefit plans and policies will apply as established by such plans and policies.
Since you will not be an active employee when the 2005 Shared Earnings Plan is scheduled to be paid, you will not be eligible for a bonus payment under that Plan. In lieu of your eligibility for a 2005 Shared Earnings Plan payment, you will be paid a lump sum Enhanced Severance Payment in April 2006. If you continue your employment until January 31, 2006, this payment will be in the amount of the Shared Earnings Plan payment you would have received if you had been an active employee when the 2005 payment is made. If your resignation is effective prior to January 31, 2006, the Enhanced Severance Payment will be the above-described amount multiplied by the fraction of the number of weeks of your active employment during 2005 over 52.

Mr. Kent R. Stephenson
November 14, 2005

Between now and the effective date of your resignation, you may actively seek other employment and will be given reasonable time away from work for this activity.
In consideration of the above payments and benefits, you agree to continue your work for Pioneer in a professional and conscientious manner. You will continue the confidentiality required in your work as General Counsel and prior to the termination of your active employment you will assist in the transition to your successor. You will not divulge any proprietary Pioneer information to non-Pioneer employees and you will respond to reasonable requests from Pioneer for assistance or information. Failure to comply with this paragraph will void this Notice Letter.
In consideration of your agreements in this Notice Letter, Pioneer hereby releases and forever discharges you from any and all damages, losses, causes of action, expenses, demands, liabilities and claims with respect to all matters relating to or arising from your employment or from your services as a consultant to Pioneer, including, without limitation, any and all of your actions or inactions done while employed by the Company or its predecessors, subsidiaries, or affiliates or when such consulting services are provided; provided, however, such release and discharge shall not apply to any willful conduct which results in a fraud upon the Company, misappropriation of funds or other property of the Company, or criminal conduct which was demonstrably injurious to the property or business of the Company. If at any time after the effective date of your resignation, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term “expenses” shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney’s fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which you may be entitled.

Mr. Kent R. Stephenson
November 14, 2005

Sincerely,
/s/ Jerry Bradley
Jerry Bradley
Vice President Human Resources

Agreed to,

/s/ Kent R. Stephenson

Kent R. Stephenson
Date: